Exhibit 99.1

Tallgrass Energy Partners Increases Quarterly Distribution for Seventh Consecutive Quarter to $0.52, a 60 Percent Increase from One Year Earlier

LEAWOOD, Kan.--(BUSINESS WIRE)--April 14, 2015--Tallgrass Energy Partners, LP (NYSE: TEP) announced today that the board of directors of its general partner declared a quarterly cash distribution to partners of $0.52 per common unit for the first quarter of 2015, or $2.08 on an annualized basis. This represents a 60 percent increase from the first quarter of 2014 and a 7.2 percent sequential increase from the fourth quarter 2014 distribution of $0.485. It is TEP’s seventh consecutive increase since its IPO in May 2013.

The increase is consistent with TEP’s plan to recommend to the Board of Directors of its general partner increases in its first and second quarter 2015 distributions that will aggregate to at least 15 percent over the fourth quarter 2014 distribution of $0.485. TEP acquired an additional 33.3 percent interest in the Tallgrass Pony Express Pipeline effective March 1, 2015.

The quarterly distribution will be paid on Thursday, May 14, 2015, to unitholders of record as of the close of business on Friday, April 24, 2015.

About Tallgrass Energy Partners, LP

Tallgrass Energy Partners, LP (NYSE: TEP) is a publicly traded, growth-oriented limited partnership formed to own, operate, acquire and develop midstream energy assets in North America. We currently provide natural gas transportation and storage services for customers in the Rocky Mountain and Midwest regions of the United States through our Tallgrass Interstate Gas Transmission and Trailblazer Pipeline systems. We provide crude oil transportation to customers in Wyoming and the surrounding region, servicing the Bakken oil production area of North Dakota and eastern Montana through our membership interest in Tallgrass Pony Express Pipeline. We also provide services for customers in Wyoming through Tallgrass Midstream at our Casper and Douglas natural gas processing and our West Frenchie Draw natural gas treating facilities and we provide water business services to customers in Colorado and Texas through BNN Water Solutions. Our operations are strategically located in and provide services to certain key United States hydrocarbon basins, including the Denver-Julesburg, Powder River, Wind River, Permian and Hugoton-Anadarko Basins and the Niobrara, Mississippi Lime, Eagle Ford and Bakken shale formations.

To learn more, please visit our website at www.tallgrassenergy.com.

CONTACT:
Tallgrass Energy Partners, LP
Investor and Financial Inquiries
Nate Lien, 913-928-6012
investor.relations@tallgrassenergylp.com
or
Media and Trade Inquiries
Phyllis Hammond, 913-928-6014
media.relations@tallgrassenergylp.com